Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Form S-8 of Boston Private Financial Holdings, Inc. (the “Company”), dated May 14, 2009, and relating to its 2009 Stock Option and Incentive Plan, of our report dated February 26, 2008 which appears in the December 31, 2007 Annual Report on Form 10-K of the Company and to the reliance by KPMG LLP upon such report in its March 12, 2008 report which appears in the December 31, 2007 Annual Report on Form 10-K of the Company.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
May 14, 2009